RAIT Financial Trust Declares a Second Quarter Cash Dividend on its Common Shares and Announces Reverse Stock Split

PHILADELPHIA, PA – May 17, 2011 – RAIT Financial Trust (NYSE: RAS) (“RAIT”) today announced that on May 17, 2011, RAIT’s Board of Trustees (the “Board”) declared a second quarter 2011 cash dividend on RAIT’s common shares (the “Common Shares”) and authorized a reverse stock split of the Common Shares, as described below.

“RAIT has gone through a significant transformation over the past four years,” said Scott Schaeffer, Chairman and Chief Executive Officer of RAIT.  “RAIT’s declaration of a regular quarterly dividend reflects our recent results, stronger balance sheet and improving market conditions. The steps we’ve taken today position RAIT for future growth as we remain focused on managing the business for the long-term benefit of our shareholders.”

Second Quarter 2011 Cash Dividend. The Board declared a second quarter 2011 cash dividend on the Common Shares of $0.06 per Common Share on a split-adjusted basis (see “Reverse Stock Split” below). The dividend will be paid on July 29, 2011 to holders of record on July 8, 2011. The ex-dividend date is July 6, 2011. Without adjusting for the split, this dividend is equivalent to a dividend on each Common Share outstanding prior to the reverse stock split of $0.02 per common share.

Reverse Stock Split. The Board authorized a 1-for-3 reverse stock split of the Common Shares to be effective at 4:10 PM Eastern time on June 30, 2011. Common Shares will begin trading on a split adjusted basis on the New York Stock Exchange (the “NYSE”) at the opening of trading on July 1, 2011. When the reverse stock split becomes effective, every three Common Shares issued and outstanding will be automatically combined into one issued and outstanding Common Share. Upon the effective date of the reverse stock split, the 114,089,371 Common Shares outstanding at May 16, 2011 will be reduced to approximately 38,029,772 Common Shares, assuming no additional Common Shares are issued through the effective date. Common Shares will continue trading on the NYSE under the symbol “RAS” but will trade under a new CUSIP number to be obtained. The par value of Common Shares will change to $0.03 per share after the split from $0.01 per share prior to the split. The reverse stock split will change the number of Common Shares outstanding but will not change the number of authorized Common Shares.

No fractional shares will be issued in connection with the reverse stock split, except as provided below. Following the completion of the reverse stock split, RAIT’s transfer agent, American Stock Transfer & Trust (the “Transfer Agent”), will aggregate all fractional shares that otherwise would have been issued as a result of the reverse stock split and those shares will be sold into the market. Shareholders who would otherwise hold a fractional Common Share will receive a cash payment from the proceeds of that sale in lieu of such fractional share. With respect to Common Shares held in RAIT’s Dividend Reinvestment and Share Purchase Plan (the “DRSPP”) accounts, fractional shares will be issued in accordance with the terms of the DRSPP.

Common shareholders who hold in “street name” in their brokerage accounts do not have to take any action as a result of the reverse stock split announced today.  Their accounts will be automatically adjusted to reflect the number of shares owned.  A letter relating to the reverse stock split will be sent to record holders of certificates of Common Shares and common shareholders who own their shares in electronically recorded registered form after these actions become effective.  Shareholders who receive this letter should follow the instructions in that letter.  All Common Shares issued in connection with the reverse stock split for certificated shares or shares in electronically recorded registered form shall be in electronically recorded registered form.

The reverse stock split will not affect RAIT’s preferred shares, including the number of authorized or outstanding RAIT preferred shares or the dividend rate per share of any outstanding RAIT preferred shares.

Upon the effectiveness of the reverse stock split, proportionate adjustments will be made to certain of RAIT’s outstanding securities and plans and offerings pursuant to which Common Shares are issuable.

Forward Looking Statements

Certain statements in this release, including without limitation, determinations to be made by the Board relating to dividends and expectations of attracting the interest of institutional investors to RAIT, are “forward-looking statements” within the meaning of the rules and regulations of the SEC. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including without limitation, (i) that future dividend declarations depend on the authorization of the Board at the time based on its evaluation of RAIT’s financial performance, and (ii) the precautionary statements included in RAIT’s filings with the SEC, including without limitation the “Risk Factors” section of RAIT’s 2010 Annual Report on Form 10-K.

About RAIT Financial Trust
RAIT Financial Trust manages a portfolio of real estate related assets, provides a comprehensive set of debt financing options to the real estate industry and invests in real estate related assets. RAIT’s management uses its experience, knowledge and relationship network to seek to generate and manage real estate related investment opportunities for RAIT and for outside investors. For more information, please visit www.raitft.com or call Investor Relations at 215.243.9000.

RAIT Financial Trust Contact
Andres Viroslav
215-243-9000
aviroslav@raitft.com